Joint Filer Information

Names:	DRW Commodities, LLC

Address:	DRW Commodities, LLC 540 W. Madison Street, Suite 2500 Chicago, Illinois 60661

Designated Filer:	DRW Holdings, LLC

Issuer and Ticker Symbol:	SCG Financial Acquisition Corp. [SCGQ]

Date of Event Requiring Filing
Of This Statement:	January 9, 2013

The undersigned, DRW Commodities, LLC, is jointly filing the attached Statement of Changes in Beneficial Ownership of Securities on Form 4 with DRW Holdings, LLC with respect to the beneficial ownership of securities of SCG Financial Acquisition Corp.

Signatures:

DRW COMMODITIES, LLC

By:	/s/ Patricia L. Levy
Name:	Patricia L. Levy
Title:	Attorney-in-fact